EXHIBIT 11

            INTELECT COMMUNICATIONS SYSTEMS LIMITED AND SUBSIDIARIES

                        CALCULATION OF EARNINGS PER SHARE

                                   (UNAUDITED)



                                                                     Three months ended                  Nine months ended
                                                                        September 30                       September 30
                                                              ---------------------------------- ----------------------------------
                                                                   1996              1995             1996              1995
                                                              ----------------  ---------------- ----------------  ----------------
Primary and Fully Diluted Loss Per Share
----------------------------------------
Shares in issue beginning of period                                11,385,117        10,916,475       11,385,117        10,916,475
Shares issued (weighted average)                                    1,112,683            98,577        1,112,683            98,577
                                                              ----------------  ---------------- ----------------  ----------------
       Weighted average shares in issue end of period              12,497,800        11,015,052       12,497,800        11,015,052

Dilutive Common Stock Equivalents (weighted average)
       Savage Arms Series C convertible redeemable
           preferred stock                                                  -           160,991               -            160,991

       Other stock options using treasury stock method              1,048,665           763,355        1,001,039           440,262

                                                              ----------------  ---------------  ----------------  ----------------
Total weighted average common shares and
           common stock equivalents                                13,546,465        11,939,398       13,498,839        11,616,305
                                                              ================  ================ ================  ================


NET INCOME (LOSS) FOR PERIOD (thousands of U.S. Dollars)      $        (8,503)  $          (428)   $     (15,363)  $            73
                                                              ================  ================ ================  ================


EARNINGS (LOSS) PER  SHARE                                    $         (0.63)  $         (0.04)   $       (1.14)  $          0.01
                                                              ================  ================ ================  ================